Exhibit 5.2

March 20, 2018

TriState Capital Holdings, Inc.

One Oxford Centre, 301 Grant Street, Suite 2700

Pittsburgh, Pennsylvania 15219

Ladies and Gentlemen:

We have acted as special counsel to TriState Capital Holdings, Inc., a Pennsylvania corporation (the “Company”), in connection with the registration by the Company of 1,400,000 depositary shares (the “Depositary Shares”), each such depositary share representing ownership of a 1/40th interest in a share of the Company’s 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock, no par value (the “Preferred Stock”), pursuant to the Registration Statement on Form S-3 (Registration No. 333-222074) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) on December 15, 2017. The Depositary Shares are to be issued against deposit of 35,000 shares of Preferred Stock, and will be evidenced by depositary receipts (each, a “Depositary Receipt”) to be issued by Computershare Trust Company, N.A. and Computershare Inc. (together, the “Depositary”), pursuant to the Deposit Agreement, dated as of March 20, 2018 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of the Depositary Shares issued thereunder.

We have reviewed (i) the Registration Statement; (ii) the base prospectus, dated December 21, 2017, as supplemented by the prospectus supplement dated March 15, 2018 (as so supplemented, the “Prospectus”); (iii) the Deposit Agreement; (iv) the Underwriting Agreement, dated March 15, 2018 (the “Underwriting Agreement”), by and between the Company and Sandler O’Neill & Partners, L.P., individually and acting as representative of each of the other underwriters named in Schedule A thereto; (v) a copy of the global certificate representing the Depositary Receipts; and (vi) such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, has all legal right, power and authority necessary (A) to issue the Preferred Stock and to sell the Depositary Shares, (B) to execute, deliver and perform its obligations under the Underwriting Agreement and the Deposit Agreement, (ii) the issuance of the Preferred Stock and the sale of the Depositary Shares

TriState Capital Holdings, Inc.

March 20, 2018

and the execution, delivery and performance by the Company of its obligations under the Underwriting Agreement and the Deposit Agreement have been duly authorized by the Company, (iii) the Preferred Stock has been duly and validly issued by the Company, (iv) the Underwriting Agreement and the Deposit Agreement have been duly executed and delivered by the Company, and (v) the issuance of the Preferred Stock, the sale of the Depositary Shares and the execution, delivery and performance of the Underwriting Agreement and the Deposit Agreement by the Company and the consummation by the Company of the transactions contemplated thereby do not violate or contravene any judgment, order, decree or permit issued by any court, arbitrator or governmental or regulatory authority or conflict with or result in the breach of, or constitute a default under, any material agreement or instrument binding on or affecting the Company or any subsidiary thereof or any of their respective properties or assets. We have assumed further that the Depositary has duly authorized, executed and delivered the Deposit Agreement, that the Deposit Agreement is the valid and legally binding obligation of the Depositary, and that the Depositary has duly executed the Depositary Receipt in accordance with the terms of the Deposit Agreement.

We note that you are relying with respect to all matters of Pennsylvania law on an opinion of Keevican Weiss & Bauerle LLC, dated as of the date hereof, which opinion is filed as Exhibit 5.1 to the Current Report on Form 8-K that will be incorporated by reference into the Registration Statement.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible and on information regarding the Company contained in the Registration Statement and the Prospectus.

Based upon the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that, upon the due issuance by the Depositary of the Depositary Receipts evidencing the Depositary Shares against the deposit of the Preferred Stock in accordance with the Deposit Agreement and payment therefor in accordance with the Underwriting Agreement, the Depositary Shares will be legally issued and will entitle the holders of the Depositary Shares to the rights specified in the Deposit Agreement and the Depositary Receipts, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the following qualifications:

(a)	We express no opinion as to:

(i)	waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law;

(ii)	releases or waivers of unmatured claims or rights;

TriState Capital Holdings, Inc.

March 20, 2018

(iii)	indemnification, contribution, or exculpation provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or the extent such provisions are contrary to public policy;

(iv)	provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received;

(v)	provisions purporting to make a party’s determination conclusive; and

(vi)	exclusive jurisdiction or venue provisions.

We are members of the bars of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K that will be incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP